Exhibit 4





                   AGREEMENT FOR SALE OF "DARTS" SOFTWARE
                   --------------------------------------



          Agreement made this 28th day of May, 1996 by and among DATAPOINT

CORPORATION, a Delaware corporation having its principal place of business at 8400 Datapoint Drive, San Antonio, Texas 78229, United States of America

("DP"); DATAPOINT DEUTSCHLAND GmbH, a company organized under the laws of the Federal Republic of Germany and having its principal place of business at Hauptverwaltung, Martin-Behim-Strasse 12, D-63263 Neu-Isenburg, Federal

Republic of Germany ("DP-Germany") and each of the other affiliates of

Datapoint Corporation listed on Schedule A hereto (together with DP-
                                ----------
Germany, the "Affiliates") (DP and the Affiliates hereinafter referred to as "Sellers"); KALAMAZOO COMPUTER GROUP plc, Company No. 100591, a company organized under the laws of England, having its registered office at Mill

Lane, Northfield, Birmingham, England B31 2RW (the "Guarantor"); KALAMAZOO

INVESTMENT plc, Company No. 3156697, a company organized under the laws of

England, having its registered office at Mill Lane, Northfield, Birmingham,

England B31 2RW ("Kalamazoo") and the company listed on Schedule B hereto
                                                        ----------
(Kalamazoo and such company hereinafter collectively referred to as the

"Purchasers").

                                  RECITALS
                                  --------

          Sellers possess and desire to sell to Purchasers, and Purchasers desire to purchase from Sellers, certain Assets (as defined herein), for the consideration and on the terms and conditions set forth in this

Agreement.

          The Guarantor has agreed to guarantee the performance by

Kalamazoo of its obligation under this Agreement on the terms referred to in Article 9 below.

          This Agreement is being entered into pursuant to a certain

Umbrella Acquisition Agreement, dated the date hereof, by and the

Guarantor, Kalamazoo and DP (the "Umbrella Acquisition Agreement") and is

intended to implement that portion of the transaction described in the

Umbrella Acquisition Agreement which relates to the Assets described herein.



                                 ARTICLE 1
                                 ---------

                                DEFINITIONS



          As used herein, the following terms shall have the following meanings:

          1.1  "Assets" shall mean and include the following:
                ------

                   1.1.1  The application software programs comprising the

system for use in Ford automobile dealerships and presently known as

"DARTS", including all object codes, source codes, specifications and algorithms which are part thereof or
related thereto, and all modifications, developments, enlargements,

alterations, updates, releases and versions of or to such programs, all as in existence on the date hereof (collectively, the "Software"), as more fully identified in Exhibit 1.1.1 annexed hereto;
                    -------------

                   1.1.2  The description of the Software, technical

specifications, user manuals, operating manuals, process definitions and procedures maintained and/or used and/or distributed to customers by

Sellers in connection with the design, maintenance, support, modification,

enhancement and/or utilization of the Software (collectively, the

"Documentation");

                   1.1.3  All preparatory or development work papers,

tapes, disks, compact disks, flow charts, diagrams, listings, documents,

manuals, development materials, design materials, promotional materials and other physical items containing or storing or recording any information relating in any way to the Software or any part thereof including but not limited to the Documentation (collectively, the "Materials") but the Assets shall not include any information contained in such physical items which does not relate to the Software, which information shall be held in strictest confidence by Purchasers;

                   1.1.4  All of the following related to the Software and

Materials: all technology, know-how, trade secrets, confidential information, patents, patent rights, service marks, trademarks, trademark rights and copyrights (including vested, contingent and future rights in the Software), all other intellectual property rights conferred under the laws of any jurisdiction in the world for the full term thereof including any rights of extension or renewal, the right to apply for any protection in any jurisdiction in the world in respect of the Software, and all past, present and future claims for misappropriation or infringement of such rights (collectively, the

"Intellectual Property Rights") but the Assets shall not include the trademark "Datapoint" or any other marks or intellectual property owned or controlled by Sellers or any technology, know-how, trade secrets or information not specifically relating to the Software, all of which shall be held in strictest confidence by Purchasers;

                   1.1.5  All rights to sell, use, market, supply and

support the Software in the Territory (the "Marketing Rights"); and

                   1.1.6  The goodwill of Datapoint in relation to the

Software.



                                 ARTICLE 2
                                 ---------

                             PURCHASE OF ASSETS

          Effective upon satisfaction of the conditions precedent to

Completion (as such term is defined in the Umbrella Acquisition Agreement)

other than those specified in Section 2.1(e) of that Agreement (the "Non-

DARTS Conditions") and subject



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



to the terms and conditions herein set forth,

          2.1  Purchase of Assets.  Each Seller sells, assigns, conveys,
               ------------------

transfers and delivers to Purchaser, and each Purchaser purchases and acquires, all right, title and interest in and to the Assets so transferred by such Seller, free and clear of any liens, pledges, security interests,

claims or encumbrances of any kind, except for the rights claimed by Ford with respect to certain modules (the "Ford Claims") and the rights of customers, distributors and other third parties set forth in certain agreements (the "Disclosed Agreements") entered into in the ordinary course of Sellers' business (the Ford Claims and the Disclosed Agreements are listed on Exhibit 2.1 hereto and are hereinafter referred to as "Permitted
          -----------

Encumbrances").

          2.2  Instruments of Assignment.  The sale, assignment, conveyance
               -------------------------

and transfer of the Assets to Purchasers, as herein provided, shall be confirmed upon Completion by execution and delivery by each Seller of all such bills of sale, endorsements, assignments, consents and other good and sufficient instruments of transfer and conveyance as shall be reasonably requested by Purchasers and their counsel and shall be in form and substance so as to vest in Purchasers all right, title and interest in and to the Assets, subject only to the Permitted Encumbrances.

          2.3  The Purchase Price.  As consideration for the Assets and the
               ------------------

covenants of the Sellers set forth herein, Purchasers shall, upon satisfaction of the Non-DARTS Conditions, pay the aggregate sum of Thirty-One Million, Five Hundred Thousand United

States Dollars (US $31,500,000) (the "Purchase Price").  The Purchase Price

shall be apportioned as set out in Exhibit 2.3 hereof and shall be paid to
                                   -----------
the Sellers by the Purchasers by a wire transfer of immediately available funds and shall otherwise be paid in accordance with the written instructions provided by Sellers.

          2.4  Sales Taxes.  Any sales, use or other similar tax which may
               -----------

arise as a result of the sale by Sellers to Purchaser of the Assets shall be the responsibility of Purchaser and will be paid in accordance with each

Template Agreement (as defined in the Umbrella Acquisition Agreement).



                                 ARTICLE 3
                                 ---------

                  SELLERS' REPRESENTATIONS AND WARRANTIES



          Sellers hereby jointly and severally represent and warrant to the

Purchasers as follows:

          3.1  Organization and Good Standing.  Each Seller is a
               ------------------------------

corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

          3.2  Corporate Authority.  Each Seller has full authority to
               -------------------

execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not



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



and will not result in a breach, violation or default or give rise to an event which, with the giving notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of such Seller's Certificate of Incorporation, as amended, By-Laws or other charter or organizational documents or of any judgment or decree or of any indenture, agreement, or other instrument or restriction to which such

Seller is a party or by which such Seller or any of the Assets may be bound or affected; the execution and delivery of this Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of such Seller and no further authorization or approval, whether of the shareholders or directors of such

Seller or governmental bodies or otherwise, is necessary in order to enable such Seller to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against each Seller in accordance with its terms.

          3.3  Title to Assets.  Except for the Permitted Encumbrances,
               ---------------

                   3.3.1  All Intellectual Property Rights included in the

Assets are vested in and beneficially owned by one of the Sellers and

(where registration has been made) at least one of the Sellers is registered as the owner thereof.

                   3.3.2  None of the Assets is subject to any easements,

restrictions, mortgages, liens, pledges, charges or encumbrances of any kind or nature whatsoever.

                   3.3.3  Sellers' use of the Assets does not contravene

any applicable law or ordinance or any administrative regulation in any jurisdiction or violate any agreement or understanding between Seller and any third party, the enforcement of any of which (whether individually or in the aggregate) would result in any material liability to the Sellers

(viewed collectively) or would in any material respect interfere with or prevent the present and continued use of the Assets for the purpose for which they are now being used or would materially affect the value thereof.

          3.4  Completeness of Rights.  Except for the Permitted
               ----------------------

Encumbrances,

                   3.4.1  Other than the Assets transferred to Purchasers

pursuant to this Agreement, there are no inventions, licenses, patents,

patent applications, trademarks, copyrights, trademark or copyright applications or registrations, or other intellectual property rights pending or existing, relating to the Software owned by or registered in the name of any Seller or in which any Seller has any rights;

                   3.4.2  Subject to the Permitted Encumbrances, the

Assets include all such inventions, patents, licenses, trademarks,

tradenames and copyrights, existing or pending, and all other rights necessary in order to conduct the operation, maintenance and development of the Software in substantially the
manner heretofore conducted;

                   3.4.3  Subject to Section 5.2, the Documentation

includes all information required to permit a reasonably competent computer operator to maintain, support, modify or enhance the Software and to operate the Software so as to cause it to perform in accordance with the specifications therefor.

                   3.4.4  None of the Sellers has granted or furnished,

nor is any Seller obliged to grant or furnish, any licenses under any

Intellectual Property Rights or any know-how included in the Assets to any person, except to the extent provided in the Disclosed Agreements.

                   3.4.5  No material disclosure has been made to any

person other than the Purchasers of any of the know-how or the financial or trade secrets of the Sellers included in or related to the Assets except in the ordinary course of business and on the basis that such disclosure is to be treated as being of a confidential nature.

                   3.4.6  The programs comprised in the Software and the

Materials are original works, produced exclusively for the benefit of the

Sellers by persons working in the course of their employment with the

Sellers or, as the case may be, in the course of providing their services to the Sellers on terms such that the Intellectual Property Rights in respect thereof were to be exclusively owned by the Sellers, subject to any interests of



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



such persons which (a) are not waivable or transferable under the laws of the jurisdiction in which such work was performed and (b) if asserted will not (individually or in the aggregate) have a material adverse effect on

Purchasers right and ability to exploit or utilize the Assets (the "Non-

Transferable Rights").

                   3.4.7  No other person has made any claim of authorship

or ownership of or any right to use the Software and/or Materials.

                   3.4.8  Subject to the rights of third parties reflected

in the Permitted Encumbrances, the use by the Purchasers or any person authorized by it of any of the Software and/or Materials will not infringe the Intellectual Property Rights or other rights of any other person.

                   3.4.9  The Software and/or Materials are not and have

not been the subject of any pending or, to the best of Sellers' knowledge and belief, threatened proceedings for any reason whatsoever, nor to the best of Sellers' knowledge and belief are there any facts or matters which could reasonably be expected to give rise to any such proceedings.

                   3.4.10  Each module of the Software will provide the

features and functions set out in and will fulfill in all material respects the performance criteria specified in the Materials.

                   3.4.11  The Sellers are not aware of any material

defects, bugs or faults in the Software nor has any



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



Seller received any notification from any customer of the Sellers that the

Software is materially failing to perform in accordance with the customer's requirements.



                                 ARTICLE 4
                                 ---------

                REPRESENTATIONS AND WARRANTIES OF PURCHASER



          The Purchasers hereby jointly and severally represent and warrant to Sellers as follows:

          4.1  Organization and Good Standing.  Kalamazoo is a corporation
               ------------------------------

duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

          4.2  Corporate Authority.  Kalamazoo has full authority and power
               -------------------

to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of such Purchaser's Certificate of Incorporation or By-Laws or other charter or organizational documents or of any other indenture, agreement, judgment, decree or other instrument or restriction to which Kalamazoo is a party or by which Kalamazoo may be bound; the execution and delivery of this Agreement and consummation of the transactions contemplated



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



hereby have been duly authorized by all requisite corporate action on the part of Kalamazoo and no further authorization or approval, whether of the shareholders or directors of Kalamazoo or governmental bodies or otherwise,

is necessary in order to enable Kalamazoo to enter into and perform the same; and this Agreement constitutes a valid, enforceable obligation of

Kalamazoo.




























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



                                 ARTICLE 5
                                 ---------

                            ADDITIONAL COVENANTS



          5.1  Delivery of the Source Code and Other Materials.  Upon
               -----------------------------------------------

Completion or as soon thereafter as reasonably practicable:

                   5.1.1  Sellers shall each deliver to CBA Nederland BV

(an affiliate of Kalamazoo and hereafter referred to as "CBA-BV") or such other location as may be reasonably requested by the Purchasers at least one complete copy of all the source code and object code for: (a) the

Software running on the RMS platform for installation on an ALR computer

(available as Datapoint 5600, 5800 or 5900) to be supplied by CBA-BV or an affiliate and (b) the Software running on the DOS platform for installation on a computer approved by DP as capable of running the DOS operating system, which computer will be supplied by CBA-BV or an affiliate.

                   5.1.2  Sellers shall each deliver to CBA-BV or such

other location as may be reasonably requested by the Purchasers all other items and information they possess or control which may comprise the Assets

(including any other source code or object code comprising the Software not delivered pursuant to Section 5.1.1 above), including all existing,

proposed or expired license and maintenance agreements respecting the

Software, and all lists of current, past or prospective customers for the

Software; and



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



                   5.1.3  Sellers shall each deliver duly executed

assignments in such form as may be reasonably requested by Purchasers in respect of the Intellectual Property Rights in the Software.

          5.2  Reduction to Tangible Form.  To the extent that any aspect
               --------------------------

of the Software is not in written or other fixed forms at Completion and is reasonably required to be disclosed in such form for the purpose of using,

marketing or supporting the Software, Sellers shall each forthwith following Completion reduce that aspect of the Software to such written or other fixed form as the parties may agree and deliver the same to CBA-BV or such other location as may be reasonably requested by the Purchasers.

          5.3  Hardware Maintenance and DP Proprietary Software Services.
               ----------------------------------------------------------

The parties are executing on the date hereof a certain Hardware Maintenance

Agreement and a certain Software License Agreement.  Except for the services specified in such agreements and to Section 5.4 hereof, Sellers shall have no obligation to assist or consult with Purchasers with respect to their use of the Assets.

          5.4  Further Assurances.  Upon and after Completion, Sellers
               ------------------

without further consideration, shall each (and shall use their respective best efforts to cause any third party to) execute and perform all such further acts, deeds, documents and things in such manner and at such locations as may be reasonably
necessary to vest in Purchasers good and marketable title to the Assets and otherwise to effectuate the terms of this Agreement.  Without prejudice to the generality of the foregoing,

                   5.4.1  Sellers shall render all necessary assistance to

Purchaser in prosecuting any application for protection of the Software in the Territory which may be made in respect of any of the Software and shall execute all documents, forms and authorizations and depose to or swear any declaration or oath reflecting the terms of this Agreement which may be required by any appropriate officer or body in any relevant jurisdiction for this purpose.

                   5.4.2  Sellers, on the one hand, and Purchaser, on the

other hand, shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits,

administrative actions or proceedings, litigation and any other matters that may occur after the date hereof with respect to the Software, shall maintain and make available to each other at reasonable times and upon reasonable notice all corporate, tax and other records with respect to the

Software reasonably required or requested in connection with such matters and shall permit such party to make copies or abstracts thereof, provided that such access shall not unduly interfere with the day-to-day operations of the party in possession of such books and records and that all information made available by any party shall only be used for the specific purpose requested and shall otherwise be held in confidence.



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



                   5.4.3  As security for the performance by the parties

of their respective obligations to effectuate this Agreement, if any party shall have failed following 14 days notice from another party to execute any document or to perform any act required to effectuate the terms of this

Agreement, the party which has given such notice shall have the right to do so in place of the notified party as the lawfully appointed attorney-in-

fact of such notified party.  Each party undertakes and warrants that such party shall confirm and ratify and be bound by any and all of the actions of the party acting pursuant to this clause.  The power of attorney granted by the foregoing sentence is a special power of attorney coupled with an interest and shall be irrevocable.

          5.5  Brokerage.  Purchaser and Sellers represent and warrant to
               ---------

each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers directly with Purchaser and without the intervention of any person or entity and that no commission or finder's fee is owing to any person or entity.  Each of the parties agrees to indemnify the other party in the event of the breach by such party of the foregoing representation and warranty.



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



                                 ARTICLE 6
                                 ---------

                              INDEMNIFICATION



          6.1  Survival of Representation and Warranties.  The
               -----------------------------------------

representations and warranties of Sellers and Purchaser contained in this

Agreement shall survive the execution and delivery of this Agreement but only until the second anniversary of Completion.  Any claim arising from the breach or alleged breach of any such representation or warranty shall be deemed waived if not asserted prior to such second anniversary date.

          6.2  Sellers' Indemnity.  Subject to Section 6.3 hereof, Sellers
               ------------------

hereby jointly and severally agree to indemnify, defend and hold Purchasers

harmless from and against any and all   demands, claims, actions or causes

of action (collectively, "Claims") and any and all liabilities, losses,

damages, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Damages") of any nature, whether absolute,

contingent or otherwise, made upon or incurred by Sellers and based upon or resulting from:

                   6.2.1  Any misrepresentation, breach of any

representation or warranty, or non-fulfillment of any covenant or agreement on the part of any Seller contained in or made pursuant to this Agreement or any Exhibit or Schedule hereto or in any statement or certificate or other instrument or agreement furnished or to be furnished to Purchasers pursuant hereto or in



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



connection with the transactions contemplated hereby; and

                   6.2.2  The ownership and use of the Assets by Sellers

prior to Completion.

          6.3  Purchaser's Indemnity.  Purchasers hereby jointly and
               ---------------------

severally agree to indemnify, defend and hold harmless Sellers from and against any and all Claims and any and all Damages made upon or incurred by

Purchasers and based upon or resulting from:

                   6.3.1  Any misrepresentation, breach of any

representation or warranty or non-fulfillment of any covenant or agreement on the part of Purchaser contained in or made pursuant to this Agreement or any Exhibit or Schedule hereto or in any statement or certificate or other instrument or agreement furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby; and

                   6.3.2  The ownership and use of the Assets by

Purchasers after Completion, unless Sellers are required to indemnify

Purchasers for such Claims or Damages pursuant to Section 6.2.1 hereof.

          6.4  Construction of Representations.  Each of the warranties
               -------------------------------

shall be construed separately and independently from the others so that

Sellers or Purchasers (as the case may be) shall have a separate claim and right of action in respect of every breach of each relevant representation or warranty.

          6.5  Effect of Prior Disclosure.  Sellers shall not
               --------------------------



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

have any liability under Section 6.2 hereof in respect of any  matter to the extent that such matter is disclosed in or pursuant to the Disclosure Documents

(as defined in the Umbrella Acquisition Agreement) in a manner which would enable Purchasers reasonably to make an informed assessment of the matter;

provided, however, that (subject to Section 6.6 hereof) no other information of which Purchasers have (or later obtain) knowledge (actual, implied or constructive) shall prejudice or affect any Claim made by it under Section 6.2 hereof or operate to reduce any amount recoverable.

          6.6  Lack of Actual Knowledge.  Purchasers confirm to Sellers
               ------------------------

that Purchasers do not have actual knowledge that any of them has the ability to make a Claim for breach of the Sellers' representations and warranties immediately following the coming into effect of this Agreement.

          6.7  Notice of Damages.  A party seeking indemnity hereunder (the
               -----------------

"Indemnified Party") will give the party from whom indemnity is sought hereunder (the "Indemnitor") prompt notice (hereinafter, the

"Indemnification Notice") of any Claim asserted against the Indemnified

Party.  Failure to give such notice shall relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party with respect to such Claim, but not from any other obligations which the

Indemnitor may otherwise have to the Indemnified Party.  For purposes of this Article 6, Purchasers together, on the one hand, and Sellers together,

on the other hand, shall be deemed to be one "Indemnified Party" or one

"Indemnitor", as the case may be.



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          6.8  Conditions of Indemnification of Third Party Claims.  The
               ---------------------------------------------------
obligations and liabilities of an Indemnitor under Section 6.2 or 6.3 hereof with respect to Damages resulting from Claims by persons not party to this Agreement shall be subject to the following terms and conditions:

                   6.8.1  Promptly (but no later than 30 days) after

delivery of an Indemnification Notice in respect of a Claim and subject to paragraph 6.8.3 of this Section 6.8, the Indemnitor may elect, by written notice to the Indemnified Party, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of Indemnitor.

                   6.8.2  In the event that the Indemnitor, within 30 days

after receipt of an Indemnification Notice, does not so elect to defend such Claim, the Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the

Indemnitor to assume the defense of such Claim pursuant to the terms of paragraph 6.8.1 at any time prior to settlement, compromise or final determination thereof, provided that the Indemnitor reimburses in full all costs of the Indemnified Party (including reasonable attorney's fees and expenses) incurred by it in connection with such defense prior to such assumption.

                   6.8.3  Anything in this Section 6.8 to the



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contrary notwithstanding,

                   (a) if the Indemnified Party believes there is a

reasonable probability that a Claim may materially and adversely affect the

Indemnified Party, then notwithstanding that the Indemnitor has elected to defend the Claim, the Indemnified Party shall have the right to participate in the defense, compromise or settlement of such Claim, provided that the

Indemnitor shall continue to control the defense of the Claim and provided further that the Indemnitor shall not be liable for expenses of separate counsel of the Indemnified Party engaged for such purpose, and

                   (b) no person who has undertaken to defend a Claim

under Section 6.8.1 or 6.8.2 hereof (a "Defending Party") shall without written consent of each Indemnified Party which is a party to the action

(which consent shall not be unreasonably withheld) settle or compromise any

Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Claim.

          6.9  Remedies Cumulative.  The remedies provided to an
               -------------------
Indemnified Party herein shall be cumulative and shall not preclude an

Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnitor or its respective heirs, successors or assigns.



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



          6.10  Cooperation.  Without prejudice to the validity of the
                -----------

Claim, each Indemnified Party shall (so far as is reasonable or reasonably practicable) allow, and (so far as it is able) shall procure that the other

Sellers or Purchasers (as the case may be) allow, the Defending Party and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such Claim, and whether and to what extent any amount is payable in respect of such Claim, and for such purpose the Indemnified Party shall (so far as it is reasonable or reasonably practicable) give, and shall procure that the other relevant Sellers or

Purchasers, as the case may be, so give, subject to their being paid all reasonable costs and expenses, all such information and assistance,

including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the

Defending Party, or its accountants or professional advisers may reasonably request, provided, however, that all information made available by any party shall only be used for the specific purpose requested and shall otherwise be held in confidence.

          6.11  Subsequent Recoveries.  If an Indemnitor pays an amount in
                ---------------------

discharge of any Claim under this Agreement and if an Indemnified Party subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the Claim and which would not otherwise have been received by the

Indemnified Party,



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



the Indemnified Party shall pay, or shall procure that the relevant Seller or Purchaser (as the case may be) pays, to the Indemnitor an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred by it in obtaining such recovery or (ii) if less, the amount previously paid by the Indemnitor to the Indemnified Party.

          6.12  Claims Subject to Limitations of Umbrella Acquisition
                -----------------------------------------------------

Agreement.  No Indemnitor shall be liable for any Claims under this
- ---------

Agreement which (if the Umbrella Acquisition Agreement covered the subject matter of this Agreement) could not be made by Kalamazoo (in the case of a

Purchaser-Indemnified Party) or Datapoint (in the case of a Seller-

Indemnified Party) under and in accordance with the Umbrella Acquisition

Agreement by reason of the limitations contained in Section 6.8(b) through

(f) or Section 6.9 of that agreement.



                                 ARTICLE 7
                                 ---------

                                  GENERAL

          7.1  Notices.  All notices, requests, demands and other
               -------

communications hereunder shall be in writing and shall be deemed duly given if sent by facsimile transmission or registered mail, postage prepaid.

                   7.1.1  Any such notice shall be deemed given the same

day as sent by facsimile transmission (with simultaneous confirmation by mail) or, if mailed, four days after the date of deposit in the mail, if addressed:



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



                   (a)  In the case of Sellers to:


                   Datapoint Corporation
                   5-7 rue Montalivet 75008
                   Paris, France
                   Attention:  Blake Thomas/General Counsel
                   Facsimile:  0033-1400-73702


          with a copy to:


                   Pryor, Cashman, Sherman & Flynn
                   410 Park Avenue
                   New York, New York  10022
                   Attention:  Selig D. Sacks, Esq./
                               Gerald N. Agranoff, Esq.
                   Facsimile:  001-212-326-0806


                   (b)  In the case of Purchasers to:


                   Kalamazoo Investment plc
                   Northfield
                   Birmingham
                   B31 2RW
                   England
                   Attention:  Ian Davidson/David Deacon
                   Facsimile:  0121-478-0077

or to such other address or to such other person as Purchaser or a Seller shall have last designated by notice to the other parties given as herein provided.

                   7.1.2  The Sellers (other than DP) hereby appoint DP as

their agent for purposes of receiving notices, requests, demands and other communications pursuant to this Section 7.1 and agree that delivery of notices, requests, demands and other communications to DP pursuant to this

Section shall constitute delivery thereof to them. DP agrees to forward promptly to all other Sellers any notices, requests, demands and other communications received by it.

                   7.1.3  The Purchasers (other than Kalamazoo) hereby

appoint Kalamazoo as their agent for purposes of receiving notices,

requests, demands and other communications pursuant to this Section 7.1 and agree to delivery of notices, requests, demands and other communications to

Kalamazoo pursuant to this Section shall constitute delivery thereof to them.  Kalamazoo agrees to forward promptly to all other Sellers any notices, requests, demand and other communications received by it.

          7.2  Entire Agreement.  This Agreement, together with the
               ----------------
Exhibits and Schedules hereto, contains the entire agreement among the parties hereto with respect to the sale and transfer of the Assets and there are no agreements, warranties or representations with respect to the

Assets which are not set forth herein.  All prior negotiations, agreements and understandings are superseded hereby.  Neither the entering into of other agreements on or after the date hereof which reference this Agreement nor the reference herein to the specific provisions of such other agreements shall limit or otherwise affect the completeness of the understandings set forth herein.

          7.3  Modification.  This Agreement may not be modified or amended
               ------------
except by an instrument in writing duly signed by or on behalf of the parties hereto.

          7.4  Governing Law.  This Agreement shall be governed
               -------------
by and construed and enforced in accordance with the laws of the State of

New York without regard to any conflicts of law provision or rule that could cause the application of the laws of another jurisdiction.

          7.5  Arbitration.
               -----------

          (a)  Any disputes or claims in any way arising out of, relating to or in connection with this Agreement shall be finally settled under the

Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.  The place of the arbitration shall be London and the language of the arbitration shall be

English.

          (b)  Sellers hereby irrevocably authorize and appoint Datapoint

(UK) Limited at its registered office for the time being, (being at the date hereof at Datapoint House, 400 North Circular Road, London SW10 OJG )

to accept service of all legal process (addressed to the attention of the

General Counsel) arising out of or connected with this Agreement and service on such process agents shall be deemed to be service on Sellers.

Datapoint (UK) Limited shall promptly notify all Sellers of receipt of such process.  If such process agent ceases to exist or to have an address in

England, Sellers irrevocably agrees without notice to appoint new process agents acceptable to Purchasers and to deliver a written acceptance of appointment by such process agents.

          (c) Purchasers hereby irrevocably authorize and appoint Kalamazoo at its registered office for the time being, (being at the date hereof at Northfield, Birmingham, B31 2RW, England), to accept service of all legal process (addressed to the attention of Ian

Davidson/David Deacon) arising out of or connected with this Agreement and service on such process agents shall be deemed to be service on Purchasers.

Kalamazoo shall promptly notify all Purchasers of receipt of such process.

If such process agent ceases to exist or to have an address in England,

Purchasers irrevocably agree without notice to appoint new process agents acceptable to Sellers and to deliver a written acceptance of appointment by such process agents.

          7.6  Binding Effect; Assignment.  This Agreement shall be binding
               --------------------------

upon the parties and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties hereto; provided,
                                                            --------
however, that neither this Agreement nor any and all rights hereunder may
- -------
be assigned prior to Completion by any party hereto except by or with the prior written consent of all other parties.

          7.7  Counterparts.  This Agreement may be executed simultaneously
               ------------
in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          7.8  Transaction Expenses.  Notwithstanding anything else in this
               --------------------
Agreement to the contrary, each party hereto shall  be responsible for the payment of (and shall indemnify and hold the other party or parties hereto harmless against) any and all of its own expenses, including without limitation the fees and expenses of counsel,

accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated in this Agreement, whether or not such transactions are consummated in whole or in part.

          7.9  Severability.  If in any jurisdiction, any provision of this
               ------------
Agreement or its application to any party or circumstance is restricted,

prohibited or unenforceable, such provision shall, as to such jurisdiction,

be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

In addition, if any one or more of the provisions contained in this

Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

          7.10  Headings.  The title of this Agreement and the headings of
                --------
the Sections and Articles of this Agreement are for reference purposes only and shall not be used in construing or interpreting this Agreement.

          7.11  Waiver.  The waiver of breach of any term or condition of
                ------
this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other term or condition.  A party's failure to insist on strict performance of any provision of this Agreement shall not be deemed to be a waiver thereof or of any right or remedy for breach of a like or different nature.  Subject, as aforesaid, no waiver shall be effective unless specifically made in writing and signed by a duly authorized officer of the party granting such waiver.

          7.12  Third Parties.  Except as specifically set forth or
                -------------
referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

          7.13  Officers' Liability.  No officer of a corporate party to
                -------------------
this Agreement who delivers a certificate or other information in good faith pursuant to or in connection with this Agreement shall have any personal liability to any party (other than such corporate party) unless such officer's conduct in the preparation and delivery of such certificate or information constitutes gross negligence, wilful misconduct or fraud.

          7.14  Adaptation of Legal Terms.  References to any American
                -------------------------
legal term for any action, remedy, method of judicial proceeding, legal document, legal status, Court, official or any legal concept or thing shall in respect of any jurisdiction other than New

York be deemed to include what most nearly approximates in that jurisdiction to the American legal term.

          7.15  Official Language.  The official language of this Agreement
                -----------------
shall be English.



                                 ARTICLE 8
                                 ---------

                                TERMINATION



          This Agreement shall forthwith terminate and cease to be of effect and no party shall have any claim against the others with respect to the subject matter hereof if either:

          8.1  All of the Non-DARTS conditions have not been satisfied by

June 25, 1996; or

          8.2  The Umbrella Acquisition Agreement is terminated for any reason prior to Completion.



                                 ARTICLE 9
                                 ---------

                          GUARANTEE AND INDEMNITY



          In order to induce the Sellers to enter into this Agreement, the

Guarantor hereby unconditionally and irrevocably guarantees to Sellers the due and punctual performance and observance of all the obligations,

commitments, undertakings, warranties and indemnities of Purchasers under or pursuant to
this Agreement and agrees to indemnify Sellers against all Claims and

Damages which any Seller may suffer through or arising from any breach by any Purchaser of its obligations, commitments, warranties or undertakings under or pursuant to this Agreement.  The terms and conditions of this

Guarantee and Indemnity shall be
substantially identical to those set forth in Sections 8.1 through 8.5 of the Umbrella Acquisition Agreement.



          IN WITNESS WHEREOF, this Agreement was executed the day and year first above written.



Purchasers:                             Sellers:
- ----------                              -------

Kalamazoo Investment plc                Datapoint Corporation



By:                                     By:
   ----------------------                  ----------------------
   Name:                                   Name:
   Title:                                  Title:



Kalamazoo Computer Group A.G.           Datapoint Deutschland
(in formation)                          GmbH



By:                                     By:
   ----------------------                  ----------------------
   Name:                                   Name:
   Title:                                  Title:
   For Kalamazoo Investment plc,
    its founder

                                        Datapoint Svenska AB

Guarantor
- ---------

Kalamazoo Computer Group plc
                                        By:
                                           ----------------------
                                           Name:
                                           Title:

By:
   -------------------------
   Name:
   Title:

                                        Datapoint Belgium S.A.



                                        By:
                                           ----------------------
                                           Name:
                                           Title:



                                        Datapoint Nederland B.V.



                                        By:
                                           ----------------------
                                           Name:
                                           Title:


                                        Datapoint Iberica S.A.



                                        By:
                                           ----------------------
                                           Name:
                                           Title:


                                        Datapoint (Schweiz) Ltd.




                                        By:
                                           ----------------------
                                           Name:
                                           Title:

                                 SCHEDULE A
                                 ----------



                                  Sellers



Datapoint Corporation

Datapoint Belgium S.A.

Datapoint Deutschland GmbH

Datapoint Nederland B.V.

Datapoint Iberica S.A.

Datapoint (Schweiz) Ltd.

Datapoint Svenska AB

                                 SCHEDULE B
                                 ----------



                                 Purchasers



Kalamazoo Investment plc

Kalamazoo Computer Group A.G.
(in formation)

                               EXHIBIT 1.1.1
                               -------------



                                  SOFTWARE



                     [See attached pages 1-1 to 1-   ]

                                EXHIBIT 2.1
                                -----------



                           PERMITTED ENCUMBRANCES



All customer agreements listed on Exhibits to the Template Agreement executed by each Seller other than DP.



There are four other categories of agreements:

CATEGORY

- --------


1. With Ford Motor Company, allowing Sellers to use the Ford-claimed DARTS modules, meaning selling them, installing them, and in some cases maintaining them.

2. With local third party software-houses, allowing Sellers to sell selected business applications to be used in an integrated form with DARTS.

3.  With DARTS-agents in countries where DP does not have subsidiaries.

4. With a Ford DCAS-agent, allowing a Seller to be a DCAS 'sub-agent' through an agreement with a Ford-appointed main DCAS partner.


CATEGORY 1

- ----------

The following DARTS modules are claimed by Ford;

Germany
- -------
OASIS
RAPID
DPSA/EVA
DSR
DOE
CORT
DPMS/Teile-Dispo
Ford Bank

Other countries
- ---------------
DOE
DSR
WARRANTY revision 1 and 2 (excluding Spain)
DPMS (specifications and algorithm)
OASIS
RAPID


CATEGORY 2

- ----------

Belgium
- -------
DATAPOINT from Kers C.V. handling accounting for AD 4.0
MULSOC from SORINFA sprl. handling accounting for AD 3.0


France
- ------
PAYE MAJOR from SAARI handling payroll for MS/DOS DARTS versions
ALIENOR IV from LOGICYS handling accounting for MS/DOS base


Germany
- -------
AUDATEX from AUDATEX for calculation program for version 3.5 to determine value of used and damaged cars
BDE from ISGUS handling time management for version 3.5
Ford SilverDAT from FORD, DRT and Team ADP for calculation program for version 3.5 to determine value of used cars

Sweden
- ------
No 3rd party software

Switzerland
- -----------
AAWIMaster from AAWI Informatikk handling Accounting
AAWIMaster 'Salary modul' handling payroll

Holland
- -------
No 3rd party software

Spain
- -----
No 3rd party software

CATEGORY 3

- ----------

DARTS distributor agreement between DP and Scan Vest Olivetti Norway for the Norwegian marketplace using AD 3.0 with some specific Norwegian
modifications done by Olivetti, but owned by    DP.

(No similar agreement with Olivetti Denmark exists as Denmark is still using its own old DOS version of DARTS).


CATEGORY 4

- ----------

DCAS agreement between Datapoint Germany and IBM Germany, covering the following two areas:

    *Porting the German DARTS version 3.5 to an IBM AIX platform
    *Allowing DPT to be a DCAS sub-agent in Germany through IBM

                                EXHIBIT 2.3
                                -----------


                         PURCHASE PRICE ALLOCATION


Country                                 Purchase Price Allocation (US$)
- -------                                 -------------------------------

Spain                                    1,900,000

Germany                                 10,500,000

Netherlands                              2,200,000

Switzerland                                600,000

Belgium                                    900,000

Sweden                                     300,000

USA                                     15,100,000
                                        ----------

                   TOTAL                31,500,000
                                        ==========



SAVE THAT:

1. $1,500,000 shall be withheld by the Purchasers for the purpose of and in accordance with Escrow Fund 2 as defined in the Umbrella Acquisition Agreement; and

2. $1,250,000 shall be withheld by the Purchasers for the purposes of and in accordance with the Pensions Escrow as defined in the Agreement of even date between Datapoint Deutschland GmbH and Kalamazoo Investment plc.